Exhibit 23.2

Acknowledgment of Independent Auditors

XPO Logistics Europe S.A. (formerly Norbert Dentressangle S.A.)

192, avenue Thiers

69457 Lyon cedex 6

France

We have reviewed, in accordance with auditing standards generally accepted in the United States of America, the unaudited condensed consolidated interim financial statements of Norbert Dentressangle S.A. as of March 31, 2015 and for the quarters ended March 31, 2015 and March 31, 2014, as indicated in our report dated May 22, 2015; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in this Current Report on Form 8-K of XPO Logistics, Inc. dated July 19, 2017, is incorporated by reference in the Registration Statement of XPO Logistics, Inc. on Forms S-3 (No. 333-219312) originally filed with the Securities and Exchange Commission on July 17, 2017.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Ernst & Young et Autres

Lyon, France

July 19, 2017

/s/ Grant Thornton

Lyon, France

July 19, 2017